Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Acquires Coal Reserves and
Infrastructure from Cline Group
In Illinois Basin
HOUSTON, January 27, 2009 — Natural Resource Partners L.P. (NYSE:NRP) announced today that it had acquired coal reserves and infrastructure assets related to the Shay No. 1 mine in Illinois from Macoupin Energy, LLC, an affiliate of the Cline Group, for $143.7 million. Upon closing, NRP paid $83.7 million and will make three subsequent payments of $20 million each in 2009 based upon performance measures associated with the development of a new mine. The purchase price will be substantially funded through the partnership’s credit facility.
The Shay No. 1 mine will be located near Carlinville in Macoupin County, Illinois, in reserves formerly owned by ExxonMobil. Macoupin Energy recently acquired the reserves and infrastructure from ExxonMobil and plans to commence new development immediately. NRP will receive royalty income on the reserves and throughput fees for coal loaded through the rail loadout and transported on the rail loop. NRP expects first receipt of revenues to occur in the third quarter of 2009 and that the revenues will increase gradually as production increases at the mine. In 2009, Macoupin is obligated to pay NRP approximately $14 million in minimum royalties, of which over $4 million is expected to be recognized as revenues. Annual production from the mine is forecasted to achieve approximately three million tons in early 2011. Based upon anticipated production levels, the life of the mine is expected to exceed 30 years. NRP expects the acquisition to be accretive to cash flow in 2009 while the mine is still in development, and accretive to earnings in 2010.
“This acquisition evidences the dividends that we expect to receive from our relationship with the Cline Group in the Illinois Basin,” said Nick Carter, President and Chief Operating Officer. “The Shay No. 1 mine has excellent geologic characteristics and we believe that the market will welcome this coal. In addition to the Shay No. 1 mine, Cline controls another three billion tons of reserves in Illinois. NRP will have the opportunity to acquire Cline’s owned reserves as well as any infrastructure assets that serve the reserves over the next several years as the reserves are developed.”

Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the commencement of production from Shay No. 1, the anticipated revenue, peak production targets, as well as the accretive nature of the acquisition. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
09-02